Exhibit 99.2

NEWS RELEASE
Dynegy Inc. • 601 Travis Street • Suite 1400 • Houston, Texas • 77002 • www.dynegy.com

FOR IMMEDIATE RELEASE	NR13-06

Dynegy to Acquire Ameren Energy Resources, Expanding Illinois Portfolio

Transaction highlights:

•                                          Dynegy to acquire 4,119 MW of generation and AER’s marketing and Homefield Energy retail businesses through Illinois Power Holdings, a newly formed, non-recourse subsidiary (with the exception of a $25 million limited guarantee)

•                                          Ameren, through the Genco put option, to purchase 1,166 MW of gas-fired generation from Genco prior to closing for a minimum of $133 million

•                                          No cash consideration for the acquisition of AER and its consolidated subsidiaries; $825 million in existing Genco debt remains a Genco obligation

•                                          AER and consolidated subsidiaries to be transferred at closing with $226 million in cash, $160 million in working capital, and two years of credit support from Ameren

•                                          More than $60 million of expected annual synergies by 2015

•                                          Existing transmission rights to PJM to remain in place

•                                          Expected to be accretive to Adjusted EBITDA in 2014 and Free Cash Flow by 2015

HOUSTON, TX (March 14, 2013) — Dynegy Inc. (NYSE:DYN) and Ameren (NYSE: AEE) announced today they have signed a definitive agreement under which Dynegy’s subsidiary Illinois Power Holdings, LLC (IPH) will acquire Ameren’s subsidiary, Ameren Energy Resources (AER) and its subsidiaries Ameren Energy Generating Company (Genco), AmerenEnergy Resources Generating Company (AERG), and Ameren Energy Marketing Company (AEM). Upon closing, Dynegy will own more than 8,000 megawatts (MW) of generating capacity in Illinois, and nearly 14,000 MW nationally. The AER retail and marketing businesses and the following plants are included in the transaction: Duck Creek, Coffeen, E.D. Edwards, Newton, and Joppa.

“The acquisition of AER is expected to create significant value for Dynegy shareholders by building upon our existing scale in one of our key markets with assets similar to our Illinois-based CoalCo portfolio. We are uniquely positioned to create significant synergies that will benefit AER and our CoalCo and GasCo businesses. AEM also brings to Dynegy an established retail business with significant scale that complements both portfolios,” said Robert C. Flexon, Dynegy President and Chief Executive Officer. “Additionally, the financial terms of the acquisition and the transaction structure ensure that very limited capital support, if any, will be needed or provided by the Company to AER thereby preserving Dynegy’s capital allocation flexibility.”

Transaction Structure

Dynegy will acquire AER and its subsidiaries through a wholly-owned special purpose entity — IPH — that will maintain corporate separateness from current Dynegy entities. Obligations under the signed Transaction Agreement (TA) include:

Ameren:

•                  Prior to closing, Ameren, or its designated subsidiary, will purchase Genco’s Elgin, Grand Tower and Gibson City natural gas-fired generation plants for a guaranteed minimum price of $133 million. Appraisals will be obtained for these plants prior to settlement, and if the average value of the appraisals exceeds $133 million, any excess amount will be remitted to Genco. If Ameren subsequently sells these plants within two years of closing, all after-tax proceeds in excess of the $133 million, or the higher appraised value if applicable, will be remitted to Genco.

•                  In addition to the gas plant sale proceeds, Ameren will ensure a minimum of $93 million of cash at AER and its subsidiaries of which approximately $70 million will be held at Genco.

•                  For 24 months following closing, Ameren is to provide post-closing credit support to IPH for its existing commercial obligations. IPH’s reimbursement obligation for that support would be secured by a lien on certain IPH assets.

•                  AER will have consolidated net working capital at closing, excluding cash, of $160 million.

•                  Post closing, Ameren will offer transition support services to IPH, as needed, and billable to IPH for services provided in excess of $5 million.

Dynegy:

•                  Dynegy has provided a $25 million guarantee to Ameren at TA signing of certain IPH obligations under the TA for a period of 24 months beyond the transaction closing.

IPH:

•                  IPH will assume existing business and on-site environmental obligations of the five acquired plants but will not assume any potential liabilities associated with previously owned facilities and the Duck Creek rail embankment.

•                  IPH will indemnify Ameren for up to $25 million for certain offsite liabilities associated with the beneficial reuse and disposal of coal combustion residuals from the acquired operating sites.

Transaction Benefits

AER’s coal generation and retail marketing business is a natural fit with CoalCo, Dynegy’s existing coal generation fleet. Both portfolios are compliant with the EPA’s Mercury and Air Toxic Standards which goes into effect during 2015. As other noncompliant or uneconomic generation continues to retire, the combined portfolio will be well positioned to benefit from tightening supply dynamics. Transaction benefits include:

•                  The transaction more than doubles Dynegy’s exposure to market recovery and Midwest coal plant retirements.

•                  AER has recently obtained additional transmission rights which, when confirmed by AER, will increase the total available transmission capacity from their Illinois assets into PJM to approximately 900 MW.  These rights will be available for the 2016/2017 PJM capacity auction.

•                  AER and its subsidiaries will have sufficient liquidity and collateral support at closing to meet expected operating obligations.

•                  Operational synergies are expected to exceed $60 million per year by 2015. Cost synergies, such as lower delivered fuel cost and other procurement opportunities, result from the combined portfolio’s increased scale in Illinois. Other savings, such as reductions in operating and general and administrative expenses, result from the similar asset profile of CoalCo and by leveraging Dynegy’s existing infrastructure. As part of the integration, Dynegy will expand its highly successful PRIDE (Producing Results through Innovation by Dynegy Employees) program to AER’s business.

•                  Dynegy’s existing business is also anticipated to benefit through lower allocation of existing infrastructure costs across the broader asset base.

•                  AEM has established marketing and retail businesses which provide 15 million megawatt-hours of electricity annually to municipals, co-ops, and commercial and industrial customers in MISO and PJM.  The Homefield Energy retail brand, which serves nearly 500,000 homes and small businesses in Illinois, is included in this total. Dynegy’s PJM-based generation facilities will provide support for growth in that market. These businesses will also provide basis management opportunities for the entire coal fleet.

The targeted synergies, along with the current forward market for natural gas prices and Dynegy’s associated view on forward power and capacity prices, are expected to result in AER being accretive to Dynegy’s Adjusted EBITDA in 2014 and to Free Cash Flow by 2015. In addition, these same forward curves indicate that all three of AER’s subsidiaries offer substantial equity value creation for the benefit of Dynegy’s shareholders.

Combined Portfolio Profile

Dynegy continues to support environmentally compliant coal and gas-fired generation as a responsible way to support America’s future energy needs. Dynegy remains committed to working with local communities, state and federal regulators, and legislators to ensure that affordable, reliable, responsible and environmentally compliant electricity is provided to the communities which the Company serves.

Approvals and Time to Close

Dynegy and Ameren expect to close the transaction during the fourth quarter of 2013. The transaction is subject to customary closing conditions, including approval from the Federal Energy Regulatory Commission.

Advisors

Dynegy’s financial advisor for this transaction is Lazard.

Investor Conference Call/Webcast

Dynegy will discuss its 2012 financial results and the Ameren Energy Resources acquisition during an investor conference call and webcast today, March 14, 2013, at 9 a.m. ET/8 a.m. CT. Participants may access the webcast and the related presentation materials in the “Investor Relations” section of www.dynegy.com.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC (GasCo) power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC (CoalCo) portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants.

Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures.  Please refer to Item 2.02 of our Form 8-K filed on March 14, 2013, for definitions, utility and uses of such non-GAAP financial measures.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, including significant value for Dynegy shareholders, expected synergies and anticipated future financial operating performance and results, AEM’s established retail business, preservation of Dynegy’s capital allocation flexibility, obligations under the TA, AER’s consolidated net working capital at closing, sufficiency of AER’s liquidity and collateral support, and ability to close the transaction during the fourth quarter of 2013. These statements are based on the current expectations of Dynegy’s management. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2012 Form 10-K, when filed. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) conditions to the closing of the transaction may not be satisfied; (ii) problems may arise in successfully integrating AER’s coal generation and retail marketing business into Dynegy’s current portfolio, which may result in Dynegy not operating as effectively and efficiently as expected; (iii) Dynegy may be unable to achieve expected synergies or it may take longer than expected to achieve such synergies; (iv) the transaction may involve unexpected costs or unexpected liabilities; (v) Dynegy may be unable to obtain regulatory approvals required for the transaction or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Dynegy or cause Dynegy to abandon the transaction; (vi) the business of Dynegy may suffer as a result of uncertainty surrounding the transaction; (vii) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (viii) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466